Exhibit 10.6

Private and Confidential

Our Ref.: ECRM/2024/1271-GBF02

Date: August 27, 2024

By Post

MAN PONG JEWELLERY LIMITED

Unit 14, 9/F.,

Nan Fung Commercial Centre,

No.19 Lam Lok Street,

Kowloon

Dear Sirs,

Re: Banking Facility

We refer to the banking facility (the “Facility”) extended to your company (the “Borrower”) under our facility letters dated July 18, 2022 with reference no. ECRM/2022/703-GBF02 and dated August 8, 2023 with reference no. ECRM/2023/l 164-GBF02 (together, the “Facility Letter”) and are pleased to advise that Fubon Bank (Hong Kong) Limited (the “Bank”) has approved and is prepared to renew and amend the Facility subject firstly to the Borrower’s compliance and continued compliance of the terms and conditions of the HKMC Insurance Limited (“HKMCI”) SME Financing Guarantee Scheme (the “Scheme”) and secondly, to the further terms and conditions as stipulated in the Banking Facilities Agreement and below:-

Unless the context herein requires otherwise, the definitions in the terms and conditions of the HKMCI SME Financing Guarantee Scheme shall apply to this Facility Letter.

(1)	Facility

Revolving Loan (Uncommitted) (General Purpose) under the Scheme of up to HKD5,500,000.00

(2)	Interest rates and commission

HIBOR + 2.75% p.a.

“HIBOR” shall be defined as the Hong Kong Interbank Offered Rate per annum determined by the Bank to represent the arithmetic mean of the interest rates quoted in respect of loans in Hong Kong Dollar for the approximate number of days in such period on the Thomson Reuters Screen Page “HKABHIBOR” ( or any equivalent successor to such page) at or about 11 :00 a.m. (HK time) on the fixing day of each interest period.

If the HIBOR is below zero at the time of fixing, the HIBOR will be deemed to be zero.

Interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

(3)	The clause (3) under section headed “Disclosure of Information” contained in the Facility Letter dated July 18, 2022 with reference no. ECRM/2022/703-GBF02 shall be deleted in its entirely and replaced it by the following:

In accordance with the Personal Data (Privacy) Ordinance, we advise that we have obtained and considered credit report(s) on the Borrower / personal obligor(s) from credit reference agency(ies) referred to below in considering the Borrower’s application. In the event that the Borrower / personal obligor(s) wish to see the credit report(s) for the purpose of making a data access or data correction request, the Borrower / personal obligor(s) may contact the credit reference agency(ies) directly at the following address:

Trans Union	Dun & Bradstreet (HK) Limited
811, 8th Floor, Tower 5, The Gateway,	Unit 1308-1315, 13/F.,
15 Canton Road,	BEA Tower, Millennium City 5,
Tsimshatsui, Kowloon,	418 Kwun Tong Road,
Hong Kong.	Kwun Tong, Kowloon.
Telephone: 2577-1816	Telephone: 2516-1100

Our Ref.: ECRM/2024/1271-GBF02

(4)	The clauses under section headed “Special Terms and Conditions” contained in the Facility Letter dated July 18, 2022 with reference no. ECRM/2022/703-GBF02 and dated August 8, 2023 with reference no. ECRM/2023/ l 164-GBF02 shall be deleted in its entirely and replaced as follows:

(i)	Each drawdown should be made against submission of supporting documents such as invoice, quotation, salary proof, debt advice or payment receipt to the Bank within one month from the date of Joan drawdown.

(ii)	The Borrower is required to maintain the utilization not to exceed 70% of the Revolving Loan for at least 7 consecutive days within every 12-month period.

(iii)	The Borrower undertakes to channel at least 30% of its sales throughput to the Bank per annum.

(iv)	The Borrower undertakes to channel the merchant card proceeds for not less than HKDl0,000,000.00 to the Bank per annum.

(v)	The Borrower shall submit its inventory report to the Bank on semi-annual basis.

(vi)	The Borrower shall submit its audited financial statements to the Bank for review within 12 months from the statement closing date and shall provide the Bank with any further financial or corporate information from time to time which the Bank may request.

(5)	The clause (5) under section headed “General Terms and Conditions” contained in the Facility Letter dated July 18, 2022 with reference no. ECRM/2022/703-GBF02 shall be deleted in its entirely and replaced it by the following:

The Bank reserves the right to set off ( at any time without prior notice to the Borrower) any amount outstanding under the Facility against any credit balance in any account maintained by the Borrower with the Bank. All payments to be made by the Borrower under this Facility Letter shall be calculated and be made without (and free and clear of any deduction for) setoff or counterclaim.

(6)	The clause (9) under section headed “General Terms and Conditions” contained in the Facility Letter dated July 18, 2022 with reference no. ECRM/2022/703-GBF02 shall be deleted in its entirely.

(7)	The followings shall be added under section headed “General Terms and Conditions” contained in the Facility Letter dated July 18, 2022 with reference no. ECRM/2022/703-GBF02:

(a)	The Borrower’s payment obligations under this Facility Letter constitute its unsecured and unsubordinated obligations, which rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law and not by contract.

(b)	The Bank may assign, delegate all or any portion of its rights and/or duties or transfer by novation any portion of its rights and obligations under this Facility Letter ( or grant for participation therein; or transfer the service whereof) to one or more assignees or transferees without the prior consent of the Borrower or any other Obligors.

Our Ref.: ECRM/2024/1271-GBF02

(c)	The Obligors hereby authorize the Bank to disclose without any consent from any Obligor, from time to time all information of whatsoever nature that relate to the Finance Documents, the Obligors and/or the Facility (including the provision of copies of any related documents) to:

(i)	any other Obligors or all parties named herein;

(ii)	any affiliate of the Bank, prospective assignee, transferee, participant or sub-participant of its rights;

(iii)	any authorized institution as defined under the Banking Ordinance (Cap.155 Laws of Hong Kong);

(iv)	the Hong Kong Monetary Authority (“HKMA”);

(v)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	any other entity (other than a natural person) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds; and

(viii)	during the continuation of a default, any other person as the Bank may determine in its sole discretion.

(8)	The Facility will be renewed up to July 31, 2025 and thereafter will be annually reviewed provided that no further notice will be issued to the Borrower in any subsequent renewal (which the Bank shall at its sole discretion determine) unless there are changes in the terms and conditions and/ or the annual fee in respect of the Facility.

(9)	All other existing terms and conditions (unless amended herein) contained in the Facility Letter shall remain unchanged.

Where relevant, defined terms used herein shall have the same meaning as used in the Facility Letter.

We would be grateful if your company would signify your acceptance to the renewal of the Facility as stipulated aforesaid by signing and returning the enclosed copy of this renewal letter within forty-five (45) days from the date hereof to evidence your acceptance.

It is our pleasure to make the Facility available to your company and we look forward to further enhancing our mutual beneficial banking relationship.

Yours faithfully,

For and on behalf of

Fubon Bank (Hong Kong) Limited

/s/ Jeff Wong	/s/ Vito Ng
Jeff Wong	Vito Ng
Senior Vice President	Senior Vice President
Head of Commercial Banking Group	Head of Credit Administration Department